UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 6, 2006
(Date of earliest event reported)

APA ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

2050 NE 84th Lane, Blaine, MN 55449
(Address of Principal Executive Offices)(Zip Code)

(763) 784-4995
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 30, 2006, APA Enterprises, Inc. (the Company) paid $871,911 into an escrow account to retire the debt from the South Dakota Economic Development and Finance Authority. These funds will be used to make final payment on the Company's debt to the State of South Dakota on October 1, 2006, the next bond redemption date.

During 1996-97 the Company built its new production facility in Aberdeen, South Dakota. This facility was partially funded by using proceeds of a $1.895 million bond from the State of South Dakota Governor's Office of Economic Development. The bonds required the Company to maintain operations in the state of South Dakota and compliance with certain financial covenants. The repayment was made pursuant to a Notice of Default and Acceleration received by the Company. The primary reason for the notice was related to the Company ceasing all of its South Dakota operations in the later part of fiscal year 2006 as a part of its consolidation of manufacturing operations. The Company has made timely interest and principal payments, and the reason for the notice was not related to the payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APA ENPTERPRISES, INC.

	By	/s/ Anil K. Jain
Dated: September 6, 2006		Anil K. Jain, Chief Executive and Chief Financial Officer (Principal Executive and Principal Financial Officer) and authorized signatory